Exhibit 16.1

[MACIAS GINI & O’CONNELL LLP LETTERHEAD]

November 27, 2013

Office of the Accountant

Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549

Re: Inogen, Inc.

Dear Sirs:

We have received a copy of the proposed disclosure in response to Item 11(i) as it is expected to appear in the Registration Statement on Form S-1 of Inogen, Inc. (the “Form S-1”) and have attached it as an appendix to this letter. We are in agreement with such proposed disclosure and confirm that there were no disagreements with the management of Inogen on any matter which, if not resolved to our satisfaction, would have caused us to make reference in our report to the matter.

We hereby consent to the filing of this letter as an exhibit to the Form S-1.

Sincerely,

/s/ MACIAS GINI & O’CONNELL LLP

APPENDIX

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee previously engaged BDO USA, LLP to audit our financial statements for the year ended December 31, 2011 and 2012. In July 2013, our audit committee engaged Macias Gini & O’Connell LLP (MGO), solely to audit our financial statements for the year ended December 31, 2011 due to the fact that BDO USA, LLP was not independent with regard to our financial statements for the year ended December 31, 2011. MGO’s report for our financial statements for the year ended December 31, 2011 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the period in which MGO served as our independent accountant, there were no disagreements between MGO and us on any matter of accounting principles or practices, financial statements disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of MGO, would have caused MGO to make reference to such disagreements in the firm’s reports on our financial statements for such periods. In addition, no reportable events, as defined in Item 304 (a)(1)(v) of Regulation S-K, occurred during our two most recent fiscal years or the interim period preceding MGO’s resignation as our independent auditor.

We have provided MGO with a copy of the foregoing disclosure and have requested that MGO furnish us with a letter addressed to the SEC stating whether or not MGO agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of the letter from MGO, in which MGO agrees with the above statements, is filed as an exhibit to the registration statement of which this prospectus is a part.